PRESS RELEASE

Contact:	David J. O’Connor
President & Chief Executive Officer
New England Bancshares, Inc.
(860) 253-5200

NEW ENGLAND BANCSHARES, INC. ANNOUNCES CASH DIVIDEND

Enfield, Connecticut – August 13, 2012. New England Bancshares, Inc. (Nasdaq GM: NEBS) announced today that the Company’s Board of Directors declared a cash dividend for the quarter ended June 30, 2012 of $0.03 per share. The cash dividend will be payable on September 21, 2012 to stockholders of record on August 31, 2012.

New England Bancshares, Inc. is headquartered in Enfield, Connecticut, and operates New England Bank with fifteen banking centers servicing the communities of Bristol, Cheshire, East Windsor, Ellington, Enfield, Manchester, Plymouth, Southington, Suffield, Wallingford and Windsor Locks. For more information regarding New England Bank’s products and services, please visit www.nebankct.com.